October 2012
Preliminary Terms No. 358 Registration Statement No. 333-178081 Dated September 27, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity-Linked Notes due October 31, 2019
Based on the Value of the Dow Jones – UBS Commodity IndexSM
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for commodity-linked notes and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying commodity index on the determination date, subject to the maximum payment at maturity. The notes are for investors who are concerned about principal risk but seek a commodity index based return, and who are willing to forgo current income and some upside in exchange for the repayment of principal at maturity. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commission and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	October 26, 2012
Original issue date:	October 31, 2012 (3 business days after the pricing date)
Maturity date:	October 31, 2019
Interest:	None
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Payment at maturity:
The payment due at maturity per $1,000 stated principal amount will equal:
$1,000 + supplemental redemption amount, if any
In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero or greater than $700 per note.
Participation rate:	100%
Maximum payment at maturity:	$1,700 per note (170% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	October 28, 2019, subject to postponement for non-index business days and certain market disruption events
CUSIP:	617482Q23
ISIN:	US617482Q230
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $         for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $         per note. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

Prospectus Supplement for Commodity-Linked Notes dated August 17, 2012	Prospectus dated November 21, 2011

Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

Investment Summary
Commodity-Linked Notes

The Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM (the “notes”) provide investors:

¡	an opportunity to gain exposure to the Dow Jones-UBS Commodity IndexSM

¡	the repayment of principal at maturity

¡	100% participation in any appreciation of the underlying commodity index over the term of the notes, subject to the maximum payment at maturity of $1,700 per note (170% of the stated principal amount)

¡	no exposure to any decline of the underlying commodity index if the notes are held to maturity

At maturity, if the underlying commodity index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	7 years
Participation rate:	100%
Maximum payment at maturity:	$1,700 per note (170% of the stated principal amount)
Interest:	None

Key Investment Rationale

Commodity-Linked Notes offer investors exposure to the performance of commodities or commodity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a commodity-based return, and who are willing to forgo current income and some upside in exchange for the repayment of principal at maturity. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The notes offer 100% participation in the positive performance of the underlying commodity index, subject to the maximum payment at maturity of $1,700 per note. The notes provide for the repayment of principal at maturity, in exchange for forgoing some upside as well as current yield or interest. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Repayment of Principal
The notes offer investors 1 to 1 upside exposure to the performance of the underlying commodity index up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.

Upside Scenario	The underlying commodity index increases in value significantly and, at maturity, the notes pay the maximum payment at maturity of $1,700 (170% of the stated principal amount).
Par Scenario	The underlying commodity index depreciates or does not appreciate at all and, at maturity, the notes redeem for the stated principal amount of $1,000 per note.

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate.

In no event will the payment due at maturity be less than the stated principal amount of $1,000 per note or greater than the maximum payment at maturity of $1,700 per note (170% of the stated principal amount).

The table below illustrates the payment at maturity for each note for a hypothetical range of commodity percent change and does not cover the complete range of possible payouts at maturity. The table reflects the maximum payment at maturity of $1,700 per note and assumes an initial index value of 140. If the commodity percent change is less than or equal to zero, you will receive only the stated principal amount of $1,000 per note. If the commodity percent change is greater than or equal to 70%, you will receive only the maximum payment at maturity of $1,700 per note, or 170% of the stated principal amount.

Commodity percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100%	280	$1,000	$700	$1,700	70%
90%	266	$1,000	$700	$1,700	70%
80%	252	$1,000	$700	$1,700	70%
70%	238	$1,000	$700	$1,700	70%
69%	236.6	$1,000	$700	$1,690	69%
60%	224	$1,000	$600	$1,600	60%
50%	210	$1,000	$500	$1,500	50%
40%	196	$1,000	$400	$1,400	40%
30%	182	$1,000	$300	$1,300	30%
20%	168	$1,000	$200	$1,200	20%
10%	154	$1,000	$100	$1,100	10%
5%	147	$1,000	$50	$1,050	5%
0%	140	$1,000	$0	$1,000	0%
–10%	126	$1,000	$0	$1,000	0%
–20%	112	$1,000	$0	$1,000	0%
–30%	98	$1,000	$0	$1,000	0%
–40%	84	$1,000	$0	$1,000	0%
–50%	70	$1,000	$0	$1,000	0%
–60%	56	$1,000	$0	$1,000	0%
–70%	42	$1,000	$0	$1,000	0%
–80%	28	$1,000	$0	$1,000	0%
–90%	14	$1,000	$0	$1,000	0%
–100%	0	$1,000	$0	$1,000	0%

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

¡
The notes do not pay interest and may not pay more than the stated principal amount.  If the commodity percent change is less than or equal to zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the underlying commodity index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying commodity index.

¡
The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by a maximum payment at maturity of $1,700 per note, or 170% of the stated principal amount. Because the payment at maturity will be limited to 170% of the stated principal amount for the notes, any increase in the final index value over the initial index value by more than 70% will not further increase the return on the notes.

¡
The market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying commodity index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodity contracts that underlie the underlying commodity index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity index or commodities markets generally and which may affect the final index value of the underlying commodity index and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. The notes are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the underlying commodity index and the value

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

of your notes in varying and potentially inconsistent ways. As a result of these or other factors, the level of the underlying commodity index may be, and has recently been, volatile. See “Historical Information” below.

¡
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the notes.  The underlying commodity index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the notes.

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An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  Underlying commodity indices and certain underlying commodities have returns based on the change in price of futures contracts included in such underlying commodity index or on such underlying commodity, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the notes.

¡	Adjustments to the underlying commodity index could adversely affect the value of the notes. The publisher of the underlying commodity index may add, delete or substitute the commodity contracts

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the notes. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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The amount payable on the notes is not linked to the index value at any time other than the determination date. The final index value will be based on the official settlement price of the underlying commodity index on the determination date, subject to adjustment for non-index business days and certain market disruption events. Even if the underlying commodity index appreciates prior to the determination date but then drops on the determination date to be equal to or below the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the index value prior to such drop. Although the actual index value on the stated maturity date or at other times during the term of the notes may be higher than the final index value, the payment at maturity will be based solely on the index value on the determination date.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Investing in the notes is not equivalent to investing in the underlying commodity index.  Investing in the notes is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index. See “Hypothetical Payout on the Notes” above.

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Legal and regulatory changes could adversely affect the return on and value of your notes.  Futures contracts and options on futures contracts, including those related to the underlying commodities or the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on an underlying commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. On October 18, 2011 the CFTC adopted limits that will apply to a person’s combined futures,

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps. The limits apply across affiliated and controlled entities and accounts and do not provide an exemption for financial hedging. These limits will be phased in generally beginning in 2012. Such rules may interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts. Other market participants are subject to the same regulatory issues and may decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts. While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the notes.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the official settlement price of the underlying commodity index in the event of a discontinuance of the underlying commodity index or a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index. Some of our subsidiaries also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value at which the underlying commodity index must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the official settlement price of the underlying commodity index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

Dow Jones-UBS Commodity IndexSM Overview

The Dow Jones-UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. The Dow Jones-UBS Commodity IndexSM is calculated, maintained and published by CME Group Services LLC, in conjunction with UBS Securities LLC. The Dow Jones-UBS Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the underlying commodity index. On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones – UBS Commodity IndexSM. McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions. For more information, see “Annex II—Certain Additional Commodity Index Information— The Dow Jones – UBS Commodity IndexSM” in the accompanying prospectus supplement.

Information as of market close on September 26, 2012:

Bloomberg Ticker Symbol:	DJUBS
Current Index Value:	145.5466
52 Weeks Ago:	143.2628
52 Week High (on 9/16/2012):	152.0129
52 Week Low (on 6/1/2012):	126.8123

The following graph sets forth the daily closing values of the underlying commodity index for the period from January 1, 2007 through September 26, 2012. The related table presents the published high and low official settlement prices, as well as end-of-quarter official settlement prices, of the underlying commodity index for each quarter in the same period. The official settlement price of the underlying commodity index on September 26, 2012 was 145.5466. We obtained the official settlement prices and other information below from Bloomberg Financial Markets, without independent verification. The underlying commodity index experiences periods of high volatility, and you should not take the historical values of the underlying commodity index as an indication of its future performance.

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

Dow Jones-UBS Commodity IndexSM Historical Performance Daily Official Settlement Prices January 1, 2007 to September 26, 2012

Dow Jones-UBS Commodity IndexSM	High	Low	Period End
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter	169.5579	157.5752	169.5579
Second Quarter	175.4211	154.6622	158.1349
Third Quarter	165.8254	140.2016	140.2016
Fourth Quarter	150.8745	136.2643	140.6802
2012
First Quarter	149.3519	139.9437	141.9021
Second Quarter	143.7664	126.8123	135.4213
Third Quarter (through February 27, 2012)	152.0129	135.4213	145.5466

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Commodity-Linked Notes due October 31, 2019 Based on the Value of the Dow Jones-UBS Commodity IndexSM

“Dow Jones®,” “UBS®,” “The Dow Jones-UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks or trademarks of Dow Jones Trademark Holdings LLC and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

The license agreement among CME Group Index Services LLC, UBS AG, UBS Securities LLC and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by UBS Securities LLC in conjunction with CME Group Index Services LLC without regard to Morgan Stanley or the notes. CME Group Index Services LLC and UBS Securities LLC have no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating DJ-UBSSM. None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to investors in the notes, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Morgan Stanley, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the notes.

This document relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in the pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the notes. None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF CME

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GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG CME GROUP INDEX SERVICES LLC, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Interest:	None
Postponement of maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Denominations:	$1,000 per note and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on September 27, 2012, the “comparable yield” for the notes would be a rate of 3.6708% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,290.0745 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2012	$6.1180	$6.1180
January 1, 2013 through June 30, 2013	$18.4663	$24.5843
July 1, 2013 through December 31, 2013	$18.8052	$43.3895
January 1, 2014 through June 30, 2014	$19.1504	$62.5399
July 1, 2014 through December 31, 2014	$19.5019	$82.0418
January 1, 2015 through June 30, 2015	$19.8598	$101.9016
July 1, 2015 through December 31, 2015	$20.2243	$122.1259
January 1, 2016 through June 30, 2016	$20.5955	$142.7214
July 1, 2016 through December 31, 2016	$20.9735	$163.6949
January 1, 2017 through June 30, 2017	$21.3585	$185.0534
July 1, 2017 through December 31, 2017	$21.7505	$206.8039
January 1, 2018 through June 30, 2018	$22.1497	$228.9536
July 1, 2018 through December 31, 2018	$22.5562	$251.5098
January 1, 2019 through June 30, 2019	$22.9702	$274.4800
July 1, 2019 through the Maturity Date	$15.5945	$290.0745

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no

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representation regarding the actual amount of the payment that will be made on a note.
If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying commodity on the pricing date, and therefore, the price at which the underlying commodity must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the determination date, by purchasing and selling swaps, futures or options contracts on the commodities that underlie the underlying commodity index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the notes, including on the determination date. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity index and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions

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involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Calculation agent:	MSCG
Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $        for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $          per note.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

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Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Notes dated August 17, 2012

Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for commodity-linked notes or in the prospectus. As used in this document, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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